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                       CONSENT OF THE INDEPENDENT AUDITORS

The Board of Directors
Commercial Capital Bancorp, Inc.

We consent to the incorporation in this Registration Statement (No. 333-99631) on Form S-1 of Commercial Capital Bancorp, Inc. (this "Registration Statement") of our report on the consolidated financial statements of Commercial Capital Bancorp, Inc. and its subsidiaries as of December 31, 2001 and 2000 and for each of the years in the three-year period ended December 31, 2001, which report is included in the Registration Statement, and to the reference to our firm under the heading of "Experts" in the Registration Statement.



/s/ KPMG LLP


Los Angeles, California
November 14, 2002